Exhibit 99.1

Hot Topic, Inc. Announces Chief Store Officer Transition

CITY OF INDUSTRY, Calif.--(BUSINESS WIRE)--September 6, 2012--Hot Topic, Inc. (Nasdaq Global Select Market: HOTT) announced today that Jerry Cook has resigned as Chief Store Officer, effective February 28, 2013. Mr. Cook is leaving the company to relocate his family to Texas, and will pursue other professional opportunities.

“We are thankful to Jerry for his dedicated service to the company over the years, and he will be missed,” said Lisa Harper, Chairman and Chief Executive Officer of Hot Topic, Inc. “We wish Jerry and his family much success, and are grateful he has given us plenty of time to identify a successor and ensure a smooth transition.”

The company will commence a search with the objective of ensuring Mr. Cook can transition his responsibilities to his successor.

About Hot Topic, Inc.

Hot Topic, Inc. is a mall- and web-based specialty retailer operating the Hot Topic and Torrid concepts. Hot Topic offers music/pop culture-licensed and music/pop culture-influenced apparel, accessories, music and gift items for young men and women. Torrid retails on-trend fashion apparel, lingerie and accessories inspired by and designed to fit the young, voluptuous woman who wears size 12 and up. As of September 6, 2012, the company operated 620 Hot Topic stores in all 50 states, Puerto Rico and Canada, 178 Torrid stores, and Internet stores at HotTopic.com and Torrid.com.

CONTACT:
Hot Topic, Inc.
Media Contact:
Jennifer Vides, Director of Communications
626-839-4681 x2970
or
Investor Contact:
George Wehlitz, VP Finance
626-839-4681 x2174